                            AGREEMENT AND PLAN OF MERGER
AGREEMENT  AND  PLAN  OF MERGER, dated as  of  the  10th  day  of
November,   1998   (this  Plan),  is  between   UNITED   SECURITY
BANCORPORATION (USBN), BANCWEST FINANCIAL CORPORATION (Bancwest), and BANK OF THE WEST (the Bank).

                               RECITALS
(A) BANCWEST. Bancwest is a corporation duly organized and existing in good standing under the laws of the State of Washington, with its principal executive offices located in Walla Walla, Washington. Bancwest is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. As of the date of this Plan, Bancwest has 1,000,000 authorized shares of common stock, no par value per share (Bancwest Common Stock) (no other class of capital stock being authorized), of which 364,281 shares of Bancwest Common Stock are issued and outstanding, no other class of capital stock being authorized. As of the date of this Plan, Bancwest had 72,000 shares of Bancwest Common Stock reserved for issuance under director and employee stock option plans pursuant to which options covering 26,984 shares of Bancwest Common Stock are outstanding as of the date of this Plan.

(B) BANK OF THE WEST. Bank of the West is a banking corporation duly organized and existing in good standing under the laws of the State of Washington. As of the date of this Plan, Bank of the West has 500,000 authorized shares of common stock, no par value per share (Bank of the West Common Stock) (no other class of capital stock being authorized), of which 364,281 shares of Bank of the West Common Stock are issued and outstanding. All of the issued and outstanding shares of Bank of the West Common Stock are owned by Bancwest, the sole shareholder of Bank of the West. As of September 30, 1998, Bank of the West had capital of $11,651,076 divided into common stock of $364,281 surplus of $3,799,029 and undivided profits of $7,487,766.

(C) USBN. USBN is a corporation duly organized and existing in good standing under the laws of the State of Washington, with its principal executive offices located in Spokane, Washington. USBN is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. As of the date of this Plan, USBN has 15,000,000 authorized shares of common stock, no par value per share (USBN Common Stock) (no other class of capital stock being authorized), of which 4,546,722 shares of USBN Common Stock are issued and outstanding. As of the date of this Plan, USBN had 300,000 shares of USBN Common Stock reserved for issuance under stock option plans pursuant to which options covering 192,860 shares of USBN Common Stock are outstanding as of the date of this Plan.

(D) VOTING AGREEMENT. As a condition and an inducement to USBN's willingness to enter into this Plan, the directors and officers of Bank of the West and Bancwest have entered into agreements in the forms attached to this Plan as Exhibit A and Exhibit B, pursuant to which, among other things, each such individual has agreed to vote his or her shares of Bancwest Common Stock in favor of approval of the actions contemplated by this Plan at the Meetings (as defined below) and to refrain from competing with USBN.

(E) STOCK OPTION AGREEMENT. Immediately after the execution and delivery of this Plan, as a condition and an inducement to USBN's willingness to enter into this Plan, Bancwest and USBN are entering into a Stock Option Agreement (the "Stock Option Agreement") in the form attached to this Plan as Exhibit C, pursuant to which Bancwest is granting to USBN an option to purchase, under certain circumstances, shares of Bancwest Common Stock.

(F) RIGHTS, ETC. Except as Previously Disclosed (as defined below) in Schedule 4.1(C), Schedule 2.8, or paragraph (A) of the Recitals to this Plan, or as authorized by this Plan: there are no shares of capital stock of Bancwest or Bank of the West authorized and reserved for issuance; neither Bancwest nor Bank of the West has any Rights (as defined below) issued or outstanding; and neither Bancwest nor Bank of the West has any commitment to authorize, issue or sell any such shares or any Rights. The term Rights means securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, shares of capital stock. There are no preemptive rights with respect to Bancwest Common Stock.

(G)   APPROVALS.   At  meetings  of  the  respective  Boards   of
Directors of Bancwest, Bank of the West, and USBN, each such Board has approved and authorized the execution of this Plan in counterparts.

In consideration of their mutual promises and obligations, the Parties further agree as follows:

DEFINITIONS
(A) DEFINITIONS. Capitalized terms used in this Plan have the following meanings:
Acquisition  Proposals has the meaning assigned to such  term  in
Section 5.19.

Adjusted Loans means all loans and other extensions of credit by Bank of the West other than (1) that portion of Small Business Administration loans or the guaranteed portions of other loans guaranteed by the U.S. Government or any of its agencies, and
(2) single-family residential loans in the process of being sold.

Additional Shares means the number equal to (1) Bancwest's net income (determined in accordance with GAAP) during the period commencing on January 1, 1999 and ending on the Effective Date, divided by (2) the Average Closing Price.

Adjustment Factor means the number equal to the Additional Shares divided by the number of outstanding shares of Bancwest Common
Stock on the Effective Date.
Appraisal  Laws has the meaning assigned to such term in  Section
1.2.

Asset  Classification has the meaning assigned to  such  term  in
Section 4.1(T).

Average Closing Price means the price equal to the average (rounded to the nearest penny) of each Daily Sales Price of USBN Common Stock for the ten (10) consecutive trading days on which at least 2,000 shares of USBN Common Stock are traded, with the last such trading day being the fifth day preceding the Effective Date.

Bancwest  Directors  has the meaning assigned  to  such  term  in
Section 5.18(A).

Bancwest Common Stock has the meaning assigned to such term in paragraph (A) of the Recitals.

Bancwest Meeting has the meaning assigned to such term in Section
5.2.

Bancwest Option has the meaning assigned to such term in Section
2.8.

Bank  Financial Reports has the meaning assigned to such term  in
Section 4.1(H).

Bank of the West has the meaning assigned to such term in the first paragraph of this Plan.

Bank of the West Common Stock has the meaning assigned to such term in paragraph (B) of the Recitals.

Business Day means any day other than a Saturday, Sunday, or legal holiday in the State of Washington.

Capital means capital stock, surplus and retained earnings determined in accordance with GAAP.

Code has the meaning assigned to such term in Section 4.1(Q)(2).

Company has the meaning assigned to such term in the first paragraph to this Plan.

Compensation and Benefit Plans has the meaning assigned to such term in Section 4.1(Q)(1).

Continuing Corporation has the meaning assigned to such  term  in
Section 1.1(A).
Control with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting interests, by contract, or otherwise.

Daily Sales Price for any trading day shall be equal to the average (rounded to four decimals) of the daily high and low trading prices per share of USBN Common Stock on the NASDAQ Stock Market reporting system, as reported in The Wall Street Journal.

Department means the Department of Financial Institutions of the State of Washington.
Derivatives Contract means an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract that (1) is not included on the balance sheet of the Holding Company Financial Reports or the USBN Financial Reports, as the case may be, and (2) is a derivative contract (including various combinations thereof).

Dissenting Shares means the shares of Bancwest Common Stock held by those shareholders of Bancwest who have timely and properly exercised their dissenters' rights in accordance with the Appraisal Laws.
Effective  Date has the meaning assigned to such term in  Section
1.3.

Eligible  Bancwest Common Stock means shares of  Bancwest  Common
Stock other than Exception Shares and Dissenting Shares.

Employment Agreement shall mean Exhibit D.

Environmental Law means (1) any federal, state, and/or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity, relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material, in each case as amended and as now in effect, including the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, and the Federal
Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, and (2) any common law or equitable doctrine (including injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material.

ERISA has the meaning assigned to such term in Section 4.1(Q)(2).

ERISA  Affiliate has the meaning assigned to such term in Section
4.1(Q)(3).
ERISA  Plans  has  the meaning assigned to such term  in  Section
4.1(Q)(2).
Exception Shares means shares held by any of Bancwest's Subsidiaries or by USBN or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted.

Exchange Act means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated under such statute.

Exchange  Agent has the meaning assigned to such term in  Section
2.4.

Exchange  Ratio has the meaning assigned to such term in  Section
2.1(B).

FDIC means the Federal Deposit Insurance Corporation.

Financial  Reports  has  the meaning assigned  to  such  term  in
Section 4.1(H).

Federal Reserve Board means the Board of Governors of the Federal
Reserve System.

GAAP means generally accepted accounting principles consistently applied.

Hazardous Material means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or quantity, including any oil or other petroleum product, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

Holding Company Financial Reports has the meaning assigned to such term in Section 4.1(H).

Indemnified  Party  has  the meaning assigned  to  such  term  in
Section 5.17(A).

Loan/Fiduciary Property means any property owned or controlled by Bancwest or any of its Subsidiaries or in which Bancwest or any of its Subsidiaries holds a security or other interest, and, where required by the context, includes any such property where Bancwest or any of its Subsidiaries constitutes the owner or operator of such property, but only with respect to such property.

Material  Adverse  Effect means, with respect to  any  Party,  an event, occurrence or circumstance (including (i) the making of any provisions for possible loan and lease losses, write-downs of other real estate owned and taxes, and (ii) any breach of a representation or warranty contained in this Plan by such Party) that (a) has or is reasonably likely to have a material adverse effect on the financial condition, results of operations, business or prospects of such Party and its Subsidiaries, taken as a whole, or (b) would materially impair such Party's ability to perform its obligations under this Plan or the consummation of any of the transactions contemplated by this Plan.

Meetings has the meaning assigned to such term in Section 5.3.

Merger has the meaning assigned to such term in Section 1.1(A).

Multiemployer  Plans has the meaning assigned  to  such  term  in
Section 4.1(Q)(2).

NASDAQ  means  the  National Association  of  Securities  Dealers
Automated Quotations system.

Option  has the meaning assigned to such term in the Stock Option
Agreement.

Option Shares has the meaning assigned to such term in the  Stock
Option Agreement.

Participation Facility means any facility in which Bancwest or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator of such facility.

Party means a party to this Plan.

Pension  Plan  has the meaning assigned to such term  in  Section
4.1(Q)(2).

Person means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, governmental body, or other entity.

Plan means this Agreement and Plan of Merger, together with all Exhibits and Schedules to this Plan.

Previously Disclosed means information provided by a Party in a Schedule that is delivered by that Party to the other Party contemporaneously with the execution of this Plan.

Proxy  Statement has the meaning assigned to such term in Section
5.2.

Registration Statement has the meaning assigned to such  term  in
Section 5.2.

Regulatory   Authorities  means  federal  or  state  governmental
agencies, authorities or departments charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits.

RCW means the Revised Code of Washington, as amended.

Rights has the meaning assigned to such term in paragraph (G) of the Recitals to this Plan.

Securities Act means the Securities Act of 1933, as amended, together with the rules and regulations promulgated under such statute.

SEC means the Securities and Exchange Commission.

Subsidiary means, with respect to any entity, each partnership, limited liability company, or corporation the majority of the outstanding partnership interests, membership interests, capital stock or voting power of which is (or upon the exercise of all outstanding warrants, options and other rights would be) owned, directly or indirectly, at the time in question by such entity.

Tax  Returns  has  the meaning assigned to such term  in  Section
4.1(AA).

Taxes means federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties or operations of the respective Party or its Subsidiaries, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

Termination Date has the meaning assigned to such term in Section
1.3.

Third Party means a person within the meaning of Sections 3(a)(9) and 13(d)(3) of the Exchange Act, excluding (1) Bancwest or any Subsidiary of Bancwest, and (2) USBN or any Subsidiary of USBN.

USBN has the meaning assigned to such term in the first paragraph of this Plan.

USBN Common Stock has the meaning assigned to such term in paragraph (C) of the Recitals.

USBN  Meeting  has the meaning assigned to such term  in  Section
5.2.

USBN Transaction means: (1) a merger, consolidation or similar transaction involving USBN, where USBN is not the corporation surviving such transaction or where a change of control of USBN is otherwise effected, (2) the disposition, by sale, lease, exchange or otherwise, of assets or deposits of USBN or any of its significant subsidiaries representing in either case 25% or more of the consolidated assets or deposits of USBN and its subsidiaries, or (3) the issuance, sale or other disposition (including by way of merger, consolidation, share exchange or any similar transaction) of securities representing 25% or more of the voting power of USBN or any of its significant subsidiaries other than the issuance of USBN Common Stock upon the exercise of outstanding options or the conversion of outstanding convertible securities of USBN.

(B) GENERAL INFORMATION. Except as otherwise expressly provided in this Plan or unless the context clearly requires otherwise, the terms defined in this Plan include the plural as well as the singular; the words "hereof," "herein," "hereunder," "in this Plan" and other words of similar import refer to this Plan as a whole and not to any particular Article, Section or other subdivision; and references in this Plan to Articles, Sections, Schedules, and Exhibits refer to Articles and Sections of and Schedules and Exhibits to this Plan. Unless otherwise stated, references to Subsections refer to the Subsections of the Section in which the reference appears. All pronouns used in this Plan include the masculine, feminine and neuter gender, as the context requires. All accounting terms used in this Plan that are not expressly defined in this Plan have the respective meanings given to them in accordance with GAAP.

                            I.  Merger
1.1 The Merger. Subject to the provisions of this Plan, on the Effective Date:

(A) CONTINUING CORPORATION. Bancwest shall be merged with and into USBN pursuant to the terms and conditions set forth herein (the "Merger"). Upon consummation of the Merger, the separate existence of Bancwest shall cease and USBN shall continue as the Continuing Corporation.

(B) CERTIFICATE OF INCORPORATION AND BYLAWS. The certificate of incorporation and bylaws of USBN, in effect immediately prior to the Effective Date, shall become the certificate of incorporation and bylaws of the Continuing Corporation. The directors and officers of USBN in office immediately prior to the Merger becoming effective shall be the directors and officers of the Continuing Corporation, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified; provided, however, that three directors of Bancwest shall be appointed to the Board of Directors of the Continuing Corporation pursuant to Section 5.18.

(C) EFFECTS OF THE MERGER. The separate existence of Bancwest shall cease, and Bancwest shall be merged with and into USBN which, as the Continuing Corporation, shall thereupon and thereafter possess all of the assets, rights, privileges, appointments, powers, licenses, permits and franchises of the two merged corporations, whether of a public or a private nature, and shall be subject to all of the liabilities, restrictions and duties of both USBN and Bancwest. Bank of the West shall continue as a wholly owned subsidiary of the Continuing Corporation for at least three (3) years following the Effective Date.

(D) TRANSFER OF ASSETS. All rights, assets, licenses, permits, franchises and interests of USBN and Bancwest in and to every type of property, whether real, personal, or mixed, whether tangible or intangible, shall be deemed to be vested in USBN as the Continuing Corporation by virtue of the Merger becoming effective and without any deed or other instrument or act of transfer whatsoever.

(E) ASSUMPTION OF LIABILITIES. The Continuing Corporation shall become and be liable for all debts, liabilities, obligations and contracts of USBN as well as those of Bancwest, whether the same shall be matured or unmatured; whether accrued, absolute, contingent or otherwise; and whether or not reflected or reserved against in the balance sheets, other financial statements, books of account or records of USBN or Bancwest.

1.2 DISSENTING SHARES. Notwithstanding anything to the contrary in this Plan, each Dissenting Share whose holder, as of the Effective Date of the Merger, has not effectively withdrawn or lost his dissenters' rights under RCW 23B.13 (the Appraisal Laws) shall not be converted into or represent a right to receive USBN Common Stock, but the holder of such Dissenting Share shall be entitled only to such rights as are granted by the Appraisal Laws, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost the right to payment under the Appraisal Laws, in which case each such share shall be deemed to have been converted at the Effective Date into the right to receive USBN Common Stock without any interest thereon. Each holder of Dissenting Shares who becomes entitled to payment for his Bancwest Common Stock pursuant to the provisions of the Appraisal Laws shall receive payment for such Dissenting Shares from USBN (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Appraisal
Laws).

1.3 EFFECTIVE DATE Unless the Parties agree upon another date, the "Effective Date" will be the tenth Business Day after the fulfillment or waiver of each condition precedent set forth in, and the granting of each approval (and expiration of any waiting period) required by, Article VI. If the Merger is not consummated in accordance with this Plan on or prior to June 30, 1999 (the Termination Date), Bancwest or USBN may terminate this Plan in accordance with Article VII. On the Effective Date, USBN and Bancwest shall execute and deliver to the Secretary of State of the State of Washington articles of merger in accordance with applicable law.

                                            II.  CONSIDERATION

2.1 EXCHANGE CONSIDERATION. Subject to the provisions of this Plan, on the Effective Date:

(A)  OUTSTANDING USBN COMMON STOCK.  The shares  of  USBN  Common
Stock  issued and outstanding immediately prior to the  Effective
Date shall, on and after the Effective Date, remain as issued and outstanding shares of USBN Common Stock.

(B) OUTSTANDING BANCWEST COMMON STOCK. Each share of Eligible Bancwest Common Stock issued and outstanding immediately prior to the Effective Date shall, by virtue of the Merger, automatically and without any action on the part of the holder of such share, be exchanged for the right to receive a number of shares of USBN Common Stock equal to the sum of 4.7038 plus the Adjustment Factor (as adjusted, if applicable, pursuant to Section 2.5) (the "Exchange Ratio").

2.2 SHAREHOLDER RIGHTS; STOCK TRANSFERS. On the Effective Date, holders of Bancwest Common Stock shall cease to be, and shall have no rights as, shareholders of Bancwest, other than to receive the consideration provided under this Article II. After the Effective Date, there shall be no transfers on the stock transfer books of Bancwest or the Continuing Corporation of the shares of Bancwest Common Stock that were issued and outstanding immediately prior to the Effective Date.

2.3 FRACTIONAL SHARES. Notwithstanding any other provision of this Plan, no fractional shares of USBN Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger.
Any holder of Bancwest Common Stock who would otherwise be entitled to a fractional share of USBN Common Stock will receive an amount in cash determined by multiplying such fraction by the Average Closing Price.

2.4 EXCHANGE PROCEDURES. As promptly as practicable after the Effective Date, USBN shall send or cause to be sent to each former shareholder of Bancwest of record immediately prior to the Effective Date transmittal materials for use in exchanging such shareholder's certificates for Bancwest Common Stock for the consideration set forth in this Article II. The certificates representing the shares of USBN Common Stock into which shares of such shareholder's Bancwest Common Stock are converted on the Effective Date, any fractional share checks that such shareholder shall be entitled to receive, and any dividends paid on such shares of USBN Common Stock for which the record date for determination of shareholders entitled to such dividends is on or after the Effective Date, will be delivered to such shareholder only upon delivery to USBN's exchange agent (the "Exchange Agent") of the certificates representing all of such shares of Bancwest Common Stock (or indemnity satisfactory to USBN and the Exchange Agent, in their judgment, if any of such certificates are lost, stolen or destroyed). No interest will be paid on any such fractional share checks or dividends to which the holder of such shares shall be entitled to receive upon such delivery. Certificates surrendered for exchange by any person constituting an "affiliate" of Bancwest for purposes of Rule 145 of the
Securities Act shall not be exchanged for certificates representing USBN Common Stock until USBN has received a written agreement from such person as specified in Section 5.9.
2.5 EXCHANGE RATIO ADJUSTMENT. In the event that Bancwest or USBN changes the number of shares of their common stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to outstanding common stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be adjusted proportionately so as not to dilute the shareholders of Bancwest or otherwise affect the amount or kind of consideration provided for under this Plan.

2.6   EXCEPTION SHARES.  Each of the Exception Shares of Bancwest
Common Stock shall be canceled and retired upon consummation of the Merger, and no consideration shall be issued in exchange therefor.

2.7 RESERVATION OF RIGHT TO RIVISE TRANSACTION. In its sole discretion, and notwithstanding any other provision in this Plan to the contrary, USBN may at any time change the method of effecting its acquisition of Bancwest and Bank of the West; provided, however, that (A) no such change shall alter or change the amount or kind of consideration to be issued to holders of Bancwest Common Stock as provided for in this Plan, (B) no such change shall adversely affect the tax treatment to Bancwest shareholders as a result of receiving such consideration, and (C) no delay caused by such a change shall be the basis upon which USBN terminates this Plan pursuant to Section 7.1(C). If USBN elects to change the method of acquisition pursuant to this section, and as a result the Merger will not be accounted for on a pooling-of-interests basis, USBN and Bancwest must each first waive their pooling condition in Section 6.1(H). If USBN elects to change the method of acquisition and both USBN and Bancwest have waived their pooling condition, if required, Bancwest and Bank of the West will cooperate with and assist USBN with any necessary amendment to this Plan, and with the preparation and filing of such applications, documents, instruments and notices as may be necessary or desirable, in the opinion of counsel for USBN, to obtain all necessary shareholder approvals and approvals of any regulatory agency, administrative body or other governmental entity.

2.8 OPTIONS. On the Effective Date, by virtue of the Merger, and without any action on the part of any holder of an option, each option granted by Bancwest to purchase shares of Bancwest Common Stock ("Bancwest Option") that is then outstanding and unexercised shall be converted into and become an option to purchase USBN Common Stock ("USBN Option") on the same terms and conditions as are in effect with respect to Bancwest Option immediately prior to the Effective Date, except that (A) each such USBN Option may be exercised solely for shares of USBN Common Stock, (B) the number of shares of USBN Common Stock subject to such USBN Option shall be equal to the number of shares of Bancwest Common Stock subject to such Option immediately prior to the Effective Date multiplied by the Exchange Ratio, the product being rounded, if necessary, up or down to the nearest whole share, and (C) the per share exercise price under each such USBN Option shall be adjusted by dividing the per share exercise price of Bancwest Option by the Exchange Ratio, and rounding up or down to the nearest cent. The number of shares of Bancwest Common Stock that are issuable upon exercise of Options as of the date of this Plan are Previously Disclosed in Schedule 2.8. Following the Effective Date, USBN shall use its best efforts to ensure that the shares of USBN Common Stock to be issued upon the exercise of USBN Options are properly registered pursuant to the Securities Act.
                    III.  ACTIONS PENDING CONSUMMATION

Unless otherwise agreed to in writing by USBN, each of Bancwest and Bank of the West shall conduct its and each of its Subsidiaries' business in the ordinary and usual course consistent with past practice and shall use its best efforts to maintain and preserve its and each of its Subsidiaries' business organization, employees and advantageous business relationships and retain the services of its and each of its Subsidiaries' officers and key employees identified by USBN, and neither Bancwest nor Bank of the West, without the prior written consent of USBN, will (or cause or allow any of it Subsidiaries to):

3.1 CAPITAL STOCK. Except for or as otherwise expressly permitted by this Plan, or Bancwest Options, or as Previously Disclosed in Schedule 4.1(C), issue, sell or otherwise permit to become outstanding any additional shares of capital stock of Bancwest, Bank of the West or any of their Subsidiaries, or any Rights with respect thereto, or enter into any agreement with respect to the foregoing, or permit any additional shares of Bancwest Common Stock to become subject to grants of employee stock options, stock appreciation rights or similar stock-based employee compensation rights.

3.2 DIVIDENDS, ETC. Make, declare or pay any dividend on or in respect of, or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock or, other than as permitted in or contemplated by this Plan or the Stock Option Agreement, authorize the creation or issuance of, or issue, any additional shares of its capital stock or any Rights with respect thereto.

3.3 INDEBTEDNESS; LIABILITIES; ETC. Other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity.

3.4 LINE OF BUSINESS; OPERATING PROCEDURES, ETC. Except as may be directed by any regulatory agency, (A) change its lending, investment, liability management or other material banking policies in any material respect, except such changes as are in accordance and in an effort to comply with Section 5.10, or (B) commit to incur any further capital expenditures beyond those Previously Disclosed in Schedule 3.4 other than in the ordinary course of business and not exceeding $25,000 individually or $75,000 in the aggregate.

3.5 LIENS AND ENCUMBRANCES. Impose, or suffer the imposition, on any shares of stock of any of its Subsidiaries, any lien, charge or encumbrance, or permit any such lien, charge or encumbrance to exist.

3.6 COMPENSATION; EMPLOYMENT AGREEMENTS; ETC. Except as Previously Disclosed in Schedule 3.6, enter into or amend any employment, severance or similar agreement or arrangement with any of its directors, officers or employees, or grant any salary or wage increase, amend the terms of any Bancwest Option or increase any employee benefit (including incentive or bonus payments), except normal individual increases in regular compensation to employees in the ordinary course of business consistent with past practice.

3.7 BENEFITS PLANS. Except as Previously Disclosed in Schedule 3.7, enter into or modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including taking any action that accelerates the vesting or exercise of any benefits payable thereunder.

3.8 CONTINUANCE OF BUSINESS. Dispose of or discontinue any portion of its assets, business or properties, that is material to Bancwest and its Subsidiaries taken as a whole, or merge or consolidate with, or acquire all or any portion of, the business or property of any other entity that is material to Bancwest and its Subsidiaries taken as a whole (except foreclosures or acquisitions by Bank of the West in its fiduciary capacity, in each case in the ordinary course of business consistent with past practice).

3.9  AMENDMENTS. Amend its articles of incorporation or bylaws.

3.10   CLAIMS. Settle any claim, litigation, action or proceeding
involving   any   liability  for  material   money   damages   or
restrictions upon the operations of Bancwest or any of its Subsidiaries.

3.11 CONTRACTS. Except as previously disclosed on Schedule 3.11, enter into, renew, terminate or make any change in any material contract, agreement or lease (excluding agreements and loans permitted under Section 3.12), except in the ordinary course of business consistent with past practice with respect to contracts, agreements and leases that are terminable by it without penalty on no more than 60 days prior written notice.

3.12 LOANS. Extend credit or account for loans and leases other than in accordance with existing lending policies and accounting practices, except that Bancwest shall not, without the prior consent of USBN's Chief Executive Officer or chief credit administrator: (a) modify, restructure or renew any existing nonperforming loan (defined as on non-accrual status, or 90 days or more past due) or make any new loan to any Person if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such Person whose loan is non-performing (or which would be required to be aggregated for loans-to-one-borrower limitations), would be in excess of $100,000; (b) make any loan to an existing customer as of the date of this Plan in excess of $1,000,000; or (c) make any loan to a new customer in excess of $500,000, except that (i) single-family residential loans may be made in amounts that would not exceed applicable FHLMC and FNMA limits, and (ii) such limits shall not apply to SBA or other governmental or governmental agency guaranteed amounts.

3.13.   TRANSACTION EXPENSES. Incur expenses in  connection  with
the  transactions contemplated by this Plan that exceed  $275,000 in the aggregate.

                   IV.  REPRESENTATIONS AND WARRANTIES

4.1    BANCWEST   AND  BANK  OF  THE  WEST  REPRESENTATIONS   AND
WARRANTIES. Each of Bancwest and Bank of the West hereby represents and warrants to USBN as follows:

(A) RECITALS. The facts set forth in the Recitals of this Plan with respect to Bancwest and its Subsidiaries are true and correct.

(B) ORGANIZATION, STANDING AND AUTHORITY. Each of Bancwest and its Subsidiaries is duly qualified to do business and is in good standing in the States of the United States and foreign jurisdictions where the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it. Each of Bancwest and its Subsidiaries has in effect all federal state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, the absence of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it. Bank of the West is an "insured depository institution" as defined in the Federal Deposit Insurance Act, as amended, and applicable regulations under such statute, and its deposits are insured by the Bank Insurance Fund of the FDIC.

(C) SHARES. The outstanding shares of Bancwest and its Subsidiaries' capital stock are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights. Except as Previously Disclosed in Schedule 4.1(C) and paragraph (A) of the Recitals, and as provided under the Stock Option Agreement, there are no shares of capital stock or other equity securities of Bancwest or its Subsidiaries outstanding and no outstanding Rights with respect thereto.

(D) BANCWEST SUBSIDIARIES.  Bancwest has Previously Disclosed  in
Schedule 4.1(D) a list of all of its Subsidiaries. Each of its Subsidiaries that is a bank is an "insured depository institution" as defined in the Federal Deposit Insurance Act, as amended, and applicable regulations under such statute. No equity securities of any of its Subsidiaries are or may become required to be issued (other than to Bancwest or one of its Subsidiaries) by reason of any

Rights with respect thereto. There are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise issue any shares of such Subsidiary's capital stock, and there are no contracts, commitments, understandings or arrangements relating to the rights of Bancwest or its Subsidiaries, as applicable, to vote or to dispose of such shares. All of the shares of capital stock of each of its Subsidiaries held by Bancwest or one of its Subsidiaries are fully paid and nonassessable and are owned by Bancwest or one of its Subsidiaries free and clear of any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance. Each of its Subsidiaries is in good standing under the laws of the jurisdiction in which it is incorporated or organized, and is duly qualified to do business and in good standing in the jurisdictions where the failure to be duly qualified is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it. Except as Previously Disclosed in Schedule 4.1(D), it does not own beneficially, directly or indirectly, any shares of any equity securities or similar interests of any corporation, bank, partnership, joint venture, business trust, association or other organization. In the case of representations by Bancwest, the deposits of its Subsidiaries that are banks are insured by the Bank Insurance Fund of the FDIC.

(E) CORPORATE POWER. Each of Bancwest and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its material properties and assets.

(F) CORPORATE AUTHORITY. Subject to any necessary receipt of approval by its shareholders referred to in Section 6.1, this Plan, the Stock Option Agreement, and the Employment Agreement have been authorized by all necessary corporate action of Bancwest and each of its Subsidiaries that is a Party, and each such agreement is a valid and binding agreement of Bancwest and such Subsidiaries, enforceable against Bancwest and such Subsidiaries in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

(G) NO DEFAULTS. Subject to the approval by its shareholders referred to in Section 6.1, the required regulatory approvals referred  to  in  Section  6.1, and the  required  filings  under federal and state securities laws, and except as Previously Disclosed in Schedule 4.1(G), the execution, delivery and performance of this Plan and the Stock Option Agreement and the consummation by Bancwest and each of its Subsidiaries that is a Party to the transactions contemplated by this Plan and the Stock Option Agreement do not and will not (1) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Bancwest or of any of its Subsidiaries or to which Bancwest or any of its Subsidiaries or its or their properties is subject or bound, which breach, violation or default is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it, (2)
constitute a breach or violation of, or a default under, the articles of incorporation, charter or bylaws of it or any of its Subsidiaries, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any such consent or approval that, if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it.

(H)   FINANCIAL  REPORTS.   Except  as  Previously  Disclosed  in
Schedule 4.1(H), (1) as to Bancwest, its compiled consolidated balance sheets as of December 31, 1997 and December 31, 1996, and the related statements of income, changes in shareholders' equity and cash flows for the fiscal years ended December 31, 1997 and December 31, 1996 (collectively, the "Holding Company Financial Reports"), and (2) as to each of Bancwest's Subsidiaries that is a bank, its call report for the fiscal year ended December 31, 1997, and all other financial reports filed or to be filed subsequent to December 31, 1997, in the form filed with the FDIC and the Department (in each case, the "Bank Financial Reports" and together with the Holding Company Financial Reports, the "Financial Reports") did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in the Bank Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with GAAP during the periods involved, except in each case as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

(I) ABSENCE OF UNDISCLOSED LIABILITIES. Except as Previously Disclosed on Schedule 4.1 (I), neither Bancwest nor any of its Subsidiaries has any obligation or liability (contingent or otherwise) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it, except (1) as reflected in its Holding Company Financial Reports prior to the date of this Plan, and (2) for commitments and obligations made, or liabilities incurred, in the ordinary course of business consistent with past practice since December 31, 1997. Except as Previously Disclosed on Schedule 4.1 (I), since December 31, 1997, neither Bancwest nor any of its Subsidiaries has incurred or paid any obligation or liability (including any obligation or liability incurred in connection with any acquisitions in which any form of direct financial assistance of the federal government or any agency thereof has been provided to any Subsidiary) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.

(J)   NO EVENTS.  Except as Previously Disclosed on Schedule  4.1
(J), since December 31, 1997, no event has occurred that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.

(K) PROPERTIES. Except as reserved against in its Holding Company Financial Reports, Bancwest and each of its Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults, or equities of any character, to all of the properties and assets, tangible and intangible, reflected in its Holding Company Financial Reports as being owned by Bancwest or its Subsidiaries as of the dates thereof other than those that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it, except those sold or otherwise disposed of in the ordinary course of business. All buildings and all material fixtures, equipment, and other property and assets that are held under leases or subleases by Bancwest or any of its Subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms, other than any such exceptions to validity or enforceability that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it.

(L) LITIGATION; REGULATORY ACTION. Except as Previously Disclosed in Schedule 4.1 (L), no litigation, proceeding or controversy before any court or governmental agency is pending that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Bancwest or any of its Subsidiaries or that alleges claims under any fair lending law or other law relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened; and except as Previously Disclosed in Schedule 4.1(L), neither Bancwest nor any of its Subsidiaries or any of its or their material properties or their officers, directors or controlling persons is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Regulatory Authority, and neither Bancwest nor any of its Subsidiaries has been advised by any of such Regulatory Authorities that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter or similar submission.

(M)   COMPLIANCE  WITH LAWS.  Except as Previously  Disclosed  in
Schedule 4.1(M), each of Bancwest and its Subsidiaries:

(1)   has  all  permits,  licenses,  authorizations,  orders  and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to own its businesses presently conducted and that are material to the business of it and its Subsidiaries taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its best knowledge, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current;

(2) has received no notification or communication from any Regulatory Authority or the staff thereof (a) asserting that Bancwest or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, which, as a result of such noncompliance in any such instance, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Bancwest or its Subsidiaries, (b) threatening to revoke any license, franchise, permit or governmental authorization, which revocation, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Bancwest or its Subsidiaries, or (c) requiring any of Bancwest or its Subsidiaries (or any of its or their officers, directors or controlling persons) to enter into a cease and desist order, agreement or memorandum of understanding (or requiring the board of directors thereof to adopt any resolution or policy);

(3) is not required to give prior notice to any federal banking or thrift agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive; and

(4) is in compliance in all material respects with all fair lending laws or other laws relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act.

(N)  MATERIAL  CONTRACTS.   Except  as  Previously  Disclosed  in
Schedule 4.1(N), none of Bancwest or its Subsidiaries, nor any of their respective assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, any material contract or agreement or amendment thereto (excluding extensions of credit made in the ordinary course of business). Neither Bancwest nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business or operations may be bound or affected or under which it or any of its respective assets, business or operations receives benefits, which default, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Bancwest or its Subsidiaries, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as Previously Disclosed in Schedule 4.1(N), neither Bancwest nor any of its Subsidiaries is subject to or bound by any contract containing covenants that limit the ability of Bancwest or any of its Subsidiaries to compete in any line of business or with any Person or that involve any restriction of geographical area in which, or method by which, Bancwest or any of its Subsidiaries may carry on its business (other than as may be required by law or any applicable Regulatory Authority).

(O) REPORTS. Since January 1, 1993, each of Bancwest and its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (1) the Department, (2) the FDIC, (3) the Federal Reserve Board, and (4) any other Regulatory Authorities having jurisdiction with respect to Bancwest and its Subsidiaries. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Plan with respect to reports and documents filed before the date of this Plan), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(P) NO BROKERS. Except as Previously Disclosed in Schedule 4.1(P), all negotiations relative to this Plan and the transactions contemplated by this Plan have been carried on by it directly with the other Parties and no action has been taken by it that would give rise to any valid claim against any Party for a brokerage commission, finder's fee or other like payment.

(Q)  EMPLOYEE BENEFIT PLANS.

(1) Schedule 4.1(Q)(1) contains a complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift savings, employee stock ownership, stock bonus, stock purchase restricted stock and stock option plans, all employment or severance contracts, all medical, dental, health and life insurance plans, all other employee benefit plans, contracts or arrangements and any applicable "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by Bancwest or any of its Subsidiaries for the benefit of employees, former employees, directors, former directors or their beneficiaries (the "Compensation and Benefit Plans"). True and complete copies of all Compensation and Benefit Plans of Bancwest and its Subsidiaries, including any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto, have been supplied to the other Parties.

(2) All "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than "multiemployer plans" within the meaning of Section 3(37) of ERISA ("Multiemployer Plans"), covering employees or former employees of Bancwest and its Subsidiaries (the "ERISA Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. Except as Previously Disclosed in Schedule 4.1(Q)(2) each ERISA Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") has received a favorable determination letter from the Internal
Revenue Service, and it is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter or the inability to receive such a favorable determination letter. There is no material pending or, to its knowledge, threatened litigation relating to the ERISA Plans. Neither Bancwest nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that could subject Bancwest or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

(3) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Bancwest or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with Bancwest under Section 4001(a)(15) of ERISA or
Section 414 of the Code (an "ERISA Affiliate"). Neither Bancwest nor any of its Subsidiaries presently contributes to a Multiemployer Plan, nor have they contributed to such a plan within the past five calendar years. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the past 12-month period.

(4) All contributions required to be made under the terms of any ERISA Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency"(whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither Bancwest nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(5) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan's most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no material change in the financial condition of such plan since the last day of the most recent plan year.

(6) Neither Bancwest nor any of its Subsidiaries has any obligations for retiree health and life benefits under any plan, except as set forth in Schedule 4.1(Q)(6). There are no restrictions on the rights of Bancwest or any of its Subsidiaries to amend or terminate any such plan without incurring any liability thereunder.

(7)   Except  as  Previously  Disclosed  in  Schedule  4.l(Q)(7),
neither the execution and delivery of this Plan nor the consummation of the transactions contemplated by this Plan will
(a) result in any payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of Bancwest or any of its Subsidiaries under any Compensation and Benefit Plan or otherwise from Bancwest or any of its Subsidiaries, (b) increase any benefits otherwise payable under any Compensation and Benefit Plan, or (c) result in any acceleration of the time of payment or vesting of any such benefit.

R)   NO  KNOWLEDGE.   Bancwest and its Subsidiaries  know  of  no
reason why the regulatory approvals referred to in Section 6.1(B) should not be obtained.

(S)    LABOR  AGREEMENTS.   Neither  Bancwest  nor  any  of   its
Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Bancwest or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its or any of the Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

(T) ASSET CLASSIFICATION. Bancwest and its Subsidiaries have Previously Disclosed in Schedule 4.1(T) a list, accurate and complete in all material respects, of the aggregate amounts of loans, extensions of credit or other assets of Bancwest and its Subsidiaries that have been classified by it as of September 30, 1998 (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been classified as of September 30, 1998 by any regulatory examiner as "Other Loans Specially Mentioned," 'Substandard," "Doubtful" "Loss," or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by Bancwest or any Subsidiary prior to September 30, 1998.

(U) ALLOWANCE FOR POSSIBLE LOAN AND LEASE LOSSES. The allowance for possible loan losses shown on the consolidated balance sheets in the December 31, 1997 Holding Company Financial Reports of Bancwest and the September 30, 1998, Bank Regulatory Reports was, and the allowance for possible loan losses to be shown on subsequent Holding Company Financial Reports of Bancwest was and will be, adequate under GAAP, in the reasonable opinion of Bancwest's Board of Directors, to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of the date thereof.

(V) INSURANCE. Each of Bancwest and its Subsidiaries has taken all requisite action (including the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters that are known to Bancwest, except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Bancwest or its Subsidiaries. Set forth in Schedule 4.l(V) is a list of all insurance policies maintained by or for the benefit of Bancwest or its Subsidiaries or their respective directors, officers, employees or agents.

(W) AFFILIATES. Except as Previously Disclosed in Schedule 4.1(W), to the best of Bancwest's knowledge, there is no person who, as of the date of this Plan, may be deemed to be an "affiliate" of Bancwest as that term is used in Rule 145 under the Securities Act.

(X)   STATE  TAKEOVER LAWS, ARTICLES OF INCORPORATION.   Bancwest
and its Subsidiaries have taken all necessary action to exempt this Plan and the Stock Option Agreement and the transactions contemplated by this Plan and the Stock

Option Agreement from, and this Plan and the Stock Option Agreement and such transactions are exempt from (1) any applicable state takeover laws, including, but not limited to, RCW Ch. 23B.19, as amended, and (2) any takeover-related provisions of Bancwest's and its Subsidiaries' articles of incorporation.

(Y) NO FURTHER ACTION. Bancwest and its Subsidiaries have taken all action so that the entering into of this Plan and the Stock Option Agreement and the consummation of the transactions contemplated by this Plan and the Stock Option Agreement (including the Merger and the exercise of the Option), or any other action or combination of actions, or any other transactions, contemplated by this Plan and the Stock Option Agreement do not and will not (1) require a vote of shareholders (other than as set forth in Section 6.1), or (2) result in the grant of any rights to any Person under the articles of incorporation, charter or bylaws of Bancwest or any of its Subsidiaries or under any agreement to which Bancwest or any such Subsidiaries is a party, or (iii) restrict or impair in any way the ability of the other Parties to exercise the rights granted under this Plan or the Stock Option Agreement.

(Z)  ENVIRONMENTAL MATTERS.

(1) To Bancwest's knowledge, it and each of its Subsidiaries, the Participation Facilities and the Loan/Fiduciary Properties are, and have been, in compliance with all Environmental Laws, except for instances of noncompliance that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Bancwest or its Subsidiaries.

(2) There is no proceeding pending or, to Bancwest's knowledge, threatened before any court, governmental agency or board or other forum in which Bancwest or any of its Subsidiaries or any Participation Facility has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (b) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by Bancwest or any of its Subsidiaries or any Participation Facility, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Bancwest or its Subsidiaries or have been Previously Disclosed in Schedule 4.1(Z)(2).

(3) There is no proceeding pending or, to Bancwest's knowledge, threatened before any court, governmental agency or board or other forum in which any Loan/Fiduciary Property (or Bancwest or any of its Subsidiaries in respect of any Loan/Fiduciary Property) has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (b) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a Loan/Fiduciary Property, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Bancwest or have been Previously Disclosed in Schedule 4.1(Z)(3).

(4) To Bancwest's knowledge, there is no reasonable basis for any proceeding of a type described in subparagraph (2) or (3) of this paragraph (Z), except as has been Previously Disclosed in Schedule 4.1(Z)(4).

(5) To Bancwest's knowledge, during the period of (a) ownership or operation by Bancwest or any of its Subsidiaries of any of their respective current properties, (b) participation in the management of any Participation Facility by Bancwest or any of its Subsidiaries, or (c) holding of a security or other interest in a Loan/Fiduciary Property by Bancwest or any of its Subsidiaries, there have been no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Bancwest or its Subsidiaries or have been Previously Disclosed in Schedule 4.1(Z)(5).

(6) To Bancwest's knowledge, prior to the period of (a) ownership or operation by Bancwest or any of its Subsidiaries of any of their respective current properties, (b) participation in the management of any Participation Facility by Bancwest or any of its Subsidiaries, or (c) holding of a security or other interest in a Loan/Fiduciary Property by Bancwest or any of its Subsidiaries, there were no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan) Fiduciary Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Bancwest or its Subsidiaries or have been Previously Disclosed in Schedule 4.1(Z)(6).

(AA) TAX REPORTS. Except as Previously Disclosed in Schedule 4.1(AA), (1) all reports and returns with respect to Taxes that are required to be filed by or with respect to Bancwest or its Subsidiaries, including consolidated federal income tax returns of Bancwest and its Subsidiaries (collectively, the "Tax Returns"), have been duly filed, or requests for extensions have been timely filed and have not expired, for periods ended on or prior to the most recent fiscal year-end, except to the extent all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on Bancwest or its Subsidiaries, and such Tax Returns were true, complete and accurate in all material respects, (2) all Taxes shown to be due on the Tax Returns have been paid in full, (3) the Tax Returns have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority, or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (4) all Taxes due with respect to completed and settled examinations have been paid in full, (5) no issues have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns which are reasonably likely, individually or in the aggregate, to result in a determination that would have a Material Adverse Effect on Bancwest or its Subsidiaries, except as reserved against in the Holding Company Financial Reports of Bancwest, and (6) no waivers of statutes of limitations
(excluding such statutes that relate to years under examination by the Internal Revenue Service) have been given by or requested with respect to any Taxes of Bancwest or its Subsidiaries.

(BB) ACCURACY OF INFORMATION. The statements with respect to Bancwest and its Subsidiaries contained in this Plan and the
Stock Option Agreement, the Schedules and any other written documents executed and delivered by or on behalf of Bancwest or any other Party pursuant to the terms of or relating to this Plan are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(CC) DERIVATIVES CONTRACTS. None of Bancwest or its Subsidiaries is a party to or has agreed to enter into a Derivatives Contract or owns securities that are referred to as "structured notes" except for those Derivatives Contracts and structured notes Previously Disclosed in Schedule 4.1(CC).
Schedule 4.1(CC) includes a list of any assets of Bancwest or its Subsidiaries that are pledged as security for each such Derivatives Contract.

(DD) ACCOUNTING CONTROLS. Each of Bancwest and its Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (1) all material transactions are executed in accordance with management's general or specific authorization, (2) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, and to maintain proper accountability for items, (3) access to the material property and assets of Bancwest and its Subsidiaries is permitted only in accordance with management's general or specific authorization, and (4) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(EE)  COMMITMENTS AND CONTRACTS.  Neither Bancwest nor any of its
Subsidiaries  is  a  party or subject to  any  of  the  following
(whether written or oral, express or implied):

(1) except for the Employment Agreement and as Previously Disclosed in Schedule 4.1(EE)(1), any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director or employee (other than those which are terminable at will by Bancwest or any such Subsidiary without any obligation on the part of Bancwest or any such Subsidiary to make any payment in connection with such termination);

(2) except as Previously Disclosed in Schedule 4.1(EE)(2), any real or personal property lease with annual rental payments aggregating $10,000 or more; or

(3) except as Previously Disclosed in Schedule 4.1(EE)(3), any material contract with any affiliate.

(FF) OPTION SHARES. The Option Shares, if and when issued upon exercise of the Option, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.

4.2 USBN REPRESENTATIONS AND WARRANTIES. USBN hereby represents and warrants to Bancwest and Bank of the West as follows:

(A) RECITALS. The facts set forth in the Recitals of this Plan with respect to USBN are true and correct.

(B) ORGANIZATION, STANDING AND AUTHORITY. USBN is duly qualified to do business and is in good standing in the States of the United States and foreign jurisdictions where the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it. Each of USBN and its Subsidiaries has in effect all federal state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, the absence of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on USBN.

(C) SHARES. The outstanding shares of USBN's capital stock are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights. Except as Previously Disclosed in Schedule 4.2(C), there are no shares of capital stock or other equity securities of it or its Subsidiaries outstanding and no outstanding Rights with respect thereto.

(D) CORPORATE POWER. USBN has the corporate power and authority to carry on its business as it is now being conducted and to own all its material properties and assets.

(E) CORPORATE AUTHORITY. This Plan and the Stock Option Agreement have been authorized by all necessary corporate action of USBN and such agreement is a valid and binding agreement of USBN, enforceable against USBN in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

(F) NO DEFAULTS. Subject to receipt of the required regulatory approvals referred to in Section 6.1, and the required filings under federal and state securities laws, and except as Previously Disclosed in Schedule 4.2(F), the execution, delivery and performance of this Plan, Stock Option Agreement, and the Employment Agreement and the consummation by USBN and each of its Subsidiaries that is a Party of the transactions contemplated by this Plan does not and will not (1) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of USBN or of any of its
Subsidiaries or to which USBN or any of its Subsidiaries or its or their properties is subject or bound, which breach, violation or default is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on USBN, (2)
constitute a breach or violation of, or a default under, the articles of incorporation, charter or bylaws of USBN or any of its Subsidiaries, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any such consent or approval that, if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on USBN.

(G)   FINANCIAL  REPORTS.   Except  as  Previously  Disclosed  in
Schedule 4.2(G), its Annual Report on Form 10-K for the fiscal year ended December 31, 1997, and all other documents filed or to be filed subsequent to December 31, 1997 under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed with the SEC (in each such case, the "USBN Financial Reports"), did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the USBN Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in the USBN Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders, equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with GAAP, except as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

(H)   NO  EVENTS.   Except  as Previously Disclosed  on  Schedule
4.2(H), since December 31, 1997, no event has occurred which is reasonably likely to have a Material Adverse Effect on it.

(I) LITIGATION; REGULATORY ACTION. Except as Previously Disclosed in Schedule 4.2(I) no litigation, proceeding or controversy before any court or governmental agency is pending that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on USBN or its Subsidiaries or that alleges claims under any fair lending law or other law relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened; and except as Previously Disclosed in
Schedule 4.2(I), neither USBN nor any of its Subsidiaries or any of its or their material properties or their officers, directors or controlling persons is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Regulatory Authority, and neither USBN nor any of its Subsidiaries has been advised by any of such Regulatory Authorities that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter or similar submission.

(J) REPORTS. Since January 1, 1996, each of USBN and its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (1) the FDIC, (2) the Department, (3) the Federal Reserve Board, and
(4) any other Regulatory Authorities having jurisdiction with respect to USBN and its Subsidiaries. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Plan with respect to reports and documents filed before the date of this Plan), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(K) ACCURACY OF INFORMATION. The statements with respect to USBN and its Subsidiaries contained in this Plan, the Schedules and any other written documents executed and delivered by or on behalf of USBN or any other Party pursuant to the terms of this Plan are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(L) DERIVATIVES CONTRACTS. None of USBN or its Subsidiaries is a party to or has agreed to enter into a Derivatives Contract or owns securities that are referred to as "structured notes" except for those Derivatives Contracts and structured notes Previously Disclosed in Schedule 4.2(L). Schedule 4.2(L) includes a list of any assets of USBN or its Subsidiaries that are pledged as security for each such Derivatives Contract.

(M) ABSENCE OF UNDISCLOSED LIABILITIES. Neither USBN nor any of its Subsidiaries has any obligation or liability (contingent or otherwise) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it, except (1) as reflected the USBN Financial Reports prior to the date of this Plan, and (2) for commitments and obligations made, or liabilities incurred, in the ordinary course of business consistent with past practice since December 31, 1997. Since December 31, 1997, neither USBN nor any of its Subsidiaries has incurred or paid any obligation or liability (including any obligation or liability incurred in connection with any acquisitions in which any form of direct financial assistance of the federal government or any agency thereof has been provided to any Subsidiary) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.
                             V.  COVENANTS

Each of Bancwest and Bank of the West hereby covenants to USBN, and USBN hereby covenants to Bancwest and Bank of the West, that:

5.1 BEST EFFORTS. Subject to the terms and conditions of this Plan and, in the case of Bancwest and Bank of the West, to the exercise by their respective Boards of Directors of such Boards' fiduciary duties, each party shall use its best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger by January 31, 1999, and to otherwise enable consummation of the transactions contemplated by this Plan and the Stock Option Agreement, and shall cooperate fully with the other Parties to that end (it being understood that any amendments to the Registration Statement or a resolicitation of proxies as a consequence of a USBN Transaction shall not violate this covenant).

5.2 THE PROXY. In the case of Bancwest: it shall promptly assist USBN in the preparation of a joint proxy statement (the "Proxy Statement") to be mailed to the holders of Bancwest Common Stock and USBN Common Stock in connection with the transactions contemplated by this Plan and to be filed by USBN in a registration statement (the "Registration Statement") with the SEC as provided in Section 5.7, which shall conform to all applicable legal requirements. Bancwest shall call a meeting (the "Bancwest Meeting") of the holders of Bancwest Common Stock to be held as soon as practicable for purposes of voting upon the transactions contemplated by this Plan and Bancwest shall use its best efforts to solicit and obtain votes of the holders of Bancwest Common Stock in favor of the transactions contemplated by this Plan and, subject to the exercise of its fiduciary duties, the Board of Directors of Bancwest shall recommend approval of such transactions by such holders. USBN shall call a meeting (the "USBN Meeting") of the holders of USBN Common Stock to be held as soon as practicable for purposes of voting upon the transactions contemplated by this Plan and USBN shall use its best efforts to solicit and obtain votes of the holders of USBN Common Stock in favor of the transactions contemplated by this Plan and, subject to the exercise of its fiduciary duties, the Board of Directors of USBN shall recommend approval of such transactions by such holders.

5.3 REGISTRATION STATEMENT COMPLIANCE WITH SECURITIES LAWS. When the Registration Statement or any post-effective amendment or supplement thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the date of the Bancwest Meeting and the USBN Meeting (collectively, the "Meetings"), such Registration Statement, and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by or on behalf of Bancwest relating to Bancwest or its Subsidiaries and by or on behalf of USBN relating to USBN or its Subsidiaries,
(A)  will comply in all material respects with the provisions  of the Securities Act and any other applicable statutory or regulatory requirements, and (B) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; provided, however, in no event shall any Party be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement made in reliance upon, and in conformity with, written information concerning another Party furnished by or on behalf of such other Party specifically for use in the Registration Statement.

5.4 REGISTRATION STATEMENT EFFECTIVENESS. USBN will advise Bancwest, promptly after USBN receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the USBN Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

5.5 PRESS RELEASES. Bancwest and Bank of the West will not, without the prior approval of USBN, and USBN will not, without the prior approval of Bancwest, issue any press release or written statement for general circulation relating to the transactions contemplated by this Plan, except as otherwise required by law.

5.6  ACCESS; INFORMATION.

(A) Upon reasonable notice, Bancwest and Bank of the West shall afford USBN and its officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period up
to   the  Effective  Date,  to  all  of  the  properties,  books, contracts, commitments
and records of Bancwest and its Subsidiaries and, during such period, Bancwest and Bank of the West shall furnish promptly (and cause its accountants and other agents to furnish promptly) to USBN (1) a copy of each material report, schedule and other document filed by Bancwest and its Subsidiaries with any Regulatory Authority, (2) such representations and certifications as are necessary for purposes of the pooling letter described in
Section 6.1(H), and (3) all other information concerning the business, properties and personnel of Bancwest and its Subsidiaries as USBN may reasonably request, provided that no investigation pursuant to this Section 5.6 shall affect or be deemed to modify or waive any representation or warranty made by Bancwest or Bank of the West in this Plan or the conditions to the obligations of Bancwest and Bank of the West to consummate the transactions contemplated by this Plan; and

(B)   USBN will not use any information obtained pursuant to this
Section 5.6 for any purpose unrelated to the consummation of the transactions contemplated by this Plan and, if this Plan is terminated, will hold all information and documents obtained pursuant to this paragraph in confidence (as provided in Section 8.6) unless and until such time as such information or documents become publicly available other than by reason of any action or failure to act by USBN or as it is advised by counsel that any such information or document is required by law or applicable stock exchange rule to be disclosed, and in the event of the termination of this Plan, USBN will, upon request by

Bancwest, deliver to Bancwest all documents so obtained by USBN or destroy such documents and, in the case of destruction, will certify such fact to Bancwest.

5.7 REGISTRATION STATEMENT PREPARATION; REGULATORY APPLICATIONS PREPARATION. USBN shall, as promptly as practicable following the date of this Plan, prepare and file the Registration Statement with the SEC with respect to the shares of USBN Common Stock to be issued to the holders of Bancwest Common Stock pursuant to this Plan, and USBN shall use its best efforts to cause the Registration Statement to be declared effective as soon as practicable after the filing thereof. USBN shall, as promptly as practicable following the date of this Plan, prepare and file all necessary notices or applications with Regulatory Authorities having jurisdiction with respect to the transactions contemplated by this Plan.

5.8 BLUE-SKY FILINGS. USBN shall use its best efforts to obtain, prior to the effective date of the Registration Statement, any necessary state securities laws or "blue sky" permits and approvals, provided that USBN shall not be required by virtue thereof to submit to general jurisdiction in any state.

5.9 AFFILIATE AGREEMENTS. Bancwest will use its best efforts to induce each person who may be deemed to be an "affiliate" of Bancwest for purposes of Rule 145 under the Securities Act, to execute and deliver to USBN on or before the mailing of the Proxy Statement for the Bancwest Meeting, an agreement in the form attached hereto as Exhibit E restricting the disposition of such affiliate's shares of Bancwest Common Stock, and, in the case of "affiliates" of Bancwest, the shares of USBN Common Stock to be received by such person in exchange for such person's shares of
Bancwest Common Stock. USBN agrees to use its best efforts to maintain the availability of Rule 145 for use by such "affiliates".

5.10 CERTAIN POLICIES OF BANCWEST AND BANK OF THE WEST. Bancwest and Bank of the West, each shall, at USBN's request, modify and change its loan, litigation and other reserve and real estate valuation policies and practices (including loan classifications and levels of reserves), and generally conform its operating, lending and compliance policies and procedures, immediately prior to the Effective Date so as to be consistent on a mutually satisfactory basis with those of USBN and GAAP; provided, however, that prior to any such modification or change, USBN shall certify that the conditions to the obligation of USBN under Section 6.1 and 6.2 to consummate the transactions contemplated by this Plan have been satisfied or waived. Bancwest's and Bank of the West's representations, warranties, covenants and conditions contained in this Plan shall not be deemed to be untrue, breached or unsatisfied in any respect for any purpose as a consequence of any modifications or changes undertaken pursuant to this Section 5.10.

5.11 STATE TAKEOVER LAW. Bancwest shall not take any action that would cause the transactions contemplated by this Plan to be subject to any applicable state takeover statute, and Bancwest shall take all necessary steps to exempt (or ensure the continued exemption of) the transactions contemplated by this Plan and the Stock Option Agreement from, or, if necessary, challenge the validity or applicability of, any applicable state takeover law.

5.12   NO  RIGHTS TRIGGERED.  Except for those consents of  Third
Parties Previously Disclosed on Schedule 4.1(G), Bancwest shall take all necessary steps to ensure that the entering into of this Plan and the Stock Option

Agreement and the consummation of the transactions contemplated by this Plan and the Stock Option Agreement (including the Merger) and any other action or combination of actions, or any other transactions contemplated by this Plan, do not and will not
(A) result in the grant of any rights to any Person under the articles of incorporation or bylaws of Bancwest or under any agreement to which Bancwest or any of its Subsidiaries is a party, or (B) restrict or impair in any way the ability of USBN to exercise the rights granted under this Plan or the Stock Option Agreement.

5.13 SHARES LISTED. USBN shall use its best efforts to cause to be listed, prior to the Effective Date, on the NASDAQ National Market upon official notice of issuance the shares of USBN Common Stock to be issued to the holders of Bancwest Common Stock.

5.14 REGULATORY APPLICATIONS. USBN shall (A) promptly prepare and submit applications to the appropriate Regulatory Authorities for approval of the Merger, and (B) promptly make all other appropriate filings to secure all other approvals, consents and rulings that are necessary for the consummation of the Merger by USBN.

5.15 REGULATORY DIVESTITURES. In the case of Bancwest: No later than the Effective Date, Bancwest shall cease engaging in such activities as USBN shall advise Bancwest in writing are not permitted to be engaged in by USBN under applicable law following the Effective Date and, to the extent required by any Regulatory Authority as a condition of approval of the transactions contemplated by this Plan, Bancwest shall divest any Subsidiary engaged in activities or holding assets that are impermissible for USBN, on terms and conditions agreed to by USBN; provided, however, that prior to taking such action, USBN shall certify that the conditions to the obligations of USBN under Sections 6.1 and 6.2 to consummate the transactions contemplated by this Plan, other than the condition set forth in Section 6.2(G) (which shall be adjusted to the extent that assets are divested at less than book value), have been satisfied or waived.

5.16  CURRENT INFORMATION.

(A) During the period from the date of this Plan to the Effective Date, each of Bancwest and USBN shall, and shall cause its representatives to, confer on a regular and frequent basis with representatives of the other.

(B)  Each of Bancwest and USBN shall promptly notify the other of
(1) any material change in the business or operations of it or its Subsidiaries, (2) any material complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Regulatory Authority relating to it or its Subsidiaries, (3) the initiation or threat of material litigation involving or relating to it or its Subsidiaries, or (4) any event or condition that might reasonably be expected to cause any of its representations or warranties set forth in this Plan not to be true and correct in all material respects as of the Effective Date or prevent it or its Subsidiaries from fulfilling its or their obligations under this Plan.

5.17  INDEMNIFICATION.
(A) For a period of four years from and after the Effective Date, USBN will indemnify, defend and hold harmless the present and former directors and officers of Bancwest and the Bank (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and arising out of matters existing or occurring at or prior to the Effective Date (including the transactions contemplated by this Plan), whether asserted or claimed prior to, at or after the Effective Date, to the fullest extent that Bancwest and/or the Bank would have been permitted under Washington and federal law and their respective articles of incorporation or bylaws in effect on the date of this Plan to indemnify such person (and USBN will also advance expenses as incurred to the fullest extent permitted under applicable law so long as the person to whom expenses are advanced provides an undertaking to repay such advances within a reasonable period of time if it is ultimately determined that applicable law does not allow for such indemnification).

(B) Any Indemnified Party wishing to claim indemnification under paragraph (A) of this Section 5.17, upon learning of such claim, action, suit, proceeding or investigation, will promptly notify USBN of the same, provided, however, that the failure so to notify will not affect the obligations of USBN under paragraph
(A) of this Section 5.17 (unless such failure materially and adversely increases USBN's liability under such paragraph (A)). In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Date), (1) USBN will have the right to assume the defense and USBN will pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements for payment are received; provided, however, that USBN will be obligated pursuant to this paragraph (B) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction for any single action, suit or proceeding, (2) the Indemnified Parties will cooperate in the defense of any such matter, and (3) USBN will not be liable for any settlement effected without its prior written consent.

(C) If USBN or any of its successors or assigns will consolidate with or merge into any other entity and will not be the continuing or surviving entity of such consolidation or merger or will transfer all or substantially all of its assets to any entity, then and in each case, proper provision will be made so that the successors and assigns of USBN will assume the obligations set forth in this Section 5.17.

(D) USBN will pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section
5.17.   The  rights of each Indemnified Party under this  Section
5.17 will be in addition to any other rights such Indemnified Party may have under the articles of association or bylaws of Bancwest or the Bank or under applicable Washington and federal law.

5.18  BOARDS OF DIRECTORS OF USBN AND BANK OF THE WEST.
(A) USBN shall, prior to the Effective Date, make such amendments to its Bylaws as may be necessary to facilitate the appointment of three members of the Board of Directors of Bancwest, selected by the Board of Bancwest and approved by the Board of USBN (the "Bancwest Directors"), to serve on USBN's
Board of Directors following the Effective Date. Immediately after the Effective Date, USBN shall appoint the Bancwest Directors to the Board of Directors of USBN to serve in such capacity until such time as their successors are elected and qualified.

(B) Immediately after the Effective Date, the Board of Directors of Bank of the West shall be comprised of the directors of Bank of the West immediately prior to the Effective Date plus two additional directors designated by USBN, all of whom shall serve as directors until such time as their successors are elected and qualified.

5.19 ACQUISITION PROPOSALS. Bancwest agrees that neither it nor any of its Subsidiaries shall, and Bancwest shall direct and use its best efforts to cause its directors, officers, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, initiate, solicit, encourage or take any other action to facilitate any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of Bancwest) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or equity securities of, Bancwest or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or, except to the extent legally required for the discharge by the board of directors of its fiduciary duties as advised in writing by such board's counsel, engage in any negotiations concerning, or provide any confidential information or data to any Person relating to, an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. Bancwest will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Bancwest will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 5.19 of this Plan. Bancwest will notify USBN immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations are sought to be initiated or continued with Bancwest.

5.20 POST-MERGER ACTIONS. Following the Merger, neither USBN nor any of its affiliates shall take any action that will adversely affect the federal income tax treatment of the Merger to the shareholders of Bancwest, including failing to continue at least one historic business line of Bancwest or to use at least a significant portion of Bancwest's historic assets in a business, in each case within the meaning of Treas. Reg. 1.368-1(d).
                   VI.  CONDITIONS TO CONSUMMATION OF THE MERGER
6.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each Party to consummate the transactions contemplated by this Plan are subject to the written waiver by such Party or the fulfillment on or prior to the Effective Date of each of the following conditions:
(A) SHAREHOLDER VOTES. This Plan shall have been duly approved by the requisite vote of the shareholders of Bancwest and USBN under applicable law and the articles of incorporation and bylaws of Bancwest and USBN, respectively.

(B) REGULATORY APPROVALS. The Parties shall have procured all necessary regulatory consents and approvals by the appropriate Regulatory Authorities, and any waiting periods relating thereto shall have expired; provided, however, that no such approval or consent shall have imposed any condition or requirement not normally imposed in such transactions that, in the opinion of USBN, would deprive USBN of the material economic or business benefits of the transactions contemplated by this Plan.

(C) NO INJUNCTION. There shall not be in effect any order, decree or injunction of any court or agency of competent jurisdiction that enjoins or prohibits consummation of any of the transactions contemplated by this Plan.

(D)    EFFECTIVE   REGISTRATION  STATEMENT.    The   Registration
Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Regulatory Authority.

(E)   BLUE-SKY  PERMITS.   USBN shall  have  received  all  state
securities laws and "blue sky" permits necessary to consummate the Merger.

(F) TAX OPINION. USBN and Bancwest shall have received an opinion from Graham & Dunn, P.C. to the effect that (1) the Merger constitutes a reorganization under Section 368 of the Code, and (2) no gain or loss will be recognized by shareholders of Bancwest who receive shares of USBN Common Stock in exchange for their shares of Bancwest Common Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests, and, in rendering their opinion, Graham & Dunn, P.C. may require and rely upon representations contained in certificates of officers of USBN, Bancwest and others.

(G) NASDAQ LISTING. The shares of USBN Common Stock to be issued pursuant to this Plan shall have been approved for listing on the NASDAQ National Market subject only to official notice of issuance.

(H) POOLING LETTER. USBN shall have received a letter from Moss Adams, LLP, dated as of the date of this Plan and as of the Effective Date, in form and substance acceptable to USBN, to the effect that the Merger will qualify for pooling of interests accounting treatment.

6.2 CONDITIONS TO OBLIGATIONS OF USBN. The obligations of USBN to consummate the transactions contemplated by this Plan also are subject to the written waiver by USBN or the fulfillment on or prior to the Effective Date of each of the following conditions:

(A) LEGAL OPINION. USBN shall have received an opinion, dated the Effective Date, of Keller Rohrback, L.L.P., counsel for
Bancwest and Bank of the West, in the form of Exhibit F.

(B) OFFICERS' CERTIFICATE. (1) Each of the representations and warranties contained in this Plan of Bancwest and Bank of the West shall be true and correct in all material respects as of the date of this Plan and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for (a) any such representations and warranties that specifically relate to an earlier date, which shall be true and correct as of such earlier date and except as otherwise provided in Section 5.10 and (b) any such representations and warranties that are qualified by reference to "Material Adverse Effect", which representations and warranties shall be true in all respects, and (2) each and all of the agreements and covenants of Bancwest and Bank of the West to be performed and complied with pursuant to this Plan on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and USBN shall have received a certificate signed by the chief executive officers, chief financial officer/chief lending officer of Bancwest and Bank of the West dated the Effective Date, to such effect.
(C) RECEIPT OF AFFILIATE AGREEMENTS. USBN shall have received from each affiliate of Bancwest the agreement referred to in
Section 5.9.
(D) ADVERSE CHANGE. During the period from December 31, 1997 to the Effective Date, there shall not have been any material adverse change in the financial position or results of operations of Bancwest or Bank of the West, nor shall Bancwest or Bank of the West have sustained any loss or damage to its properties, whether or not insured, nor shall there have been any other event, occurrence or circumstance which would have a Material Adverse Effect upon its ability to conduct its business; and USBN shall have received a certificate dated the Effective Date signed by the Chief Executive Officers of Bancwest and Bank of the West to such effect.
(E) DISSENTERS' RIGHTS. The number of shares of Bancwest Common Stock for which cash is to be paid because dissenters' rights of appraisal under the Appraisal Laws shall have been effectively preserved as of the Effective Date or because of the payment of cash in lieu of fractional shares of USBN Common Stock shall not exceed in the aggregate 10% of the outstanding shares of Bancwest Common Stock.
(F) CAPITAL. Bancwest's Capital shall not be less than $11.9 million (not including capital contributions upon exercise of outstanding Bancwest Options) on the Effective Date.
(G) ALLOWANCE FOR LOAN AND LEASE LOSSES. Bank of the West's allowance for possible loan and lease losses shall not be less than 1.00% of Bank of the West's total outstanding loans and leases and will be adequate under GAAP (based on USBN's reasonable analysis).
(H) EMPLOYMENT CONTRACT. The Employment Agreement attached as Exhibit D shall have been duly executed and delivered by all parties to such Employment Agreement.
(I) AUDIT. Bancwest shall have delivered to USBN the audited consolidated balance sheet of Bancwest as at December 31, 1997, and the related audited consolidated statements of income, changes in stockholders' equity, and cash flow for the fiscal year then ended, together with the unqualified report on such financial statements of Moss Adams L.L.P., independent certified public accountants, and such financial statements shall fairly present the consolidated financial condition and the results of operations, changes in stockholders' equity, and cash flow of Bancwest as at the date of and for the period referred to in such financial statements, all in accordance with GAAP and reflecting the consistent application of such accounting principles throughout the period involved.
(J) FAIRNESS OPINION. USBN shall have received, immediately prior to the mailing of the Proxy Statement to Bancwest's shareholders, an opinion of Pacific Crest Securities to the effect that the financial terms of the Merger are fair from a financial point of view to USBN's shareholders.
6.3 CONDITIONS TO OBLIGATIONS OF BANCWEST AND BANK OF THE WEST. The obligations of Bancwest and Bank of the West to consummate the transactions contemplated by this Plan also are subject to the written waiver by Bancwest and Bank of the West or the fulfillment on or prior to the Effective Date of each of the following conditions:
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
(A) LEGAL OPINION. Bancwest and Bank of the West shall have received an opinion, dated the Effective Date, of Graham & Dunn, P.C., counsel for USBN, in the form of Exhibit G.
(B) OFFICER'S CERTIFICATE. (1) Each of the representations and warranties of USBN contained in this Plan shall be true and correct in all material respects as of the date of this Plan and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for (a) any such representations and warranties that specifically relate to an earlier date, which shall be true and correct as of such earlier date and (b) any such representations and warranties that are qualified by reference to "Material Adverse Effect", which representations and warranties shall be true in all respects, and (2) each and all of the agreements and covenants of USBN to be performed and complied with pursuant to this Plan on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and Bancwest shall have received a certificate signed by an executive officer of USBN dated the Effective Date, to such effect.
(C) ADVERSE CHANGE. During the period from December 31, 1997 to the Effective Date, there shall not have been any material adverse change in the financial position or results of operations of USBN nor shall USBN have sustained any loss or damage to its properties, whether or not insured, that materially affects its ability to conduct its business; and Bancwest shall have received a certificate dated the Effective Date signed by the Chief Executive Officer of USBN to such effect.
(D) FAIRNESS OPINION. Bancwest shall have received, immediately prior to the mailing of the Proxy Statement to Bancwest's shareholders, an opinion of Columbia Financial Advisors, Inc., to the effect that the financial terms of the Merger are fair from a financial point of view to Bancwest's shareholders.

                        VII.  TERMINATION
7.1 EVENTS OF TERMINATION. This Plan may be terminated prior to the Effective Date, either before or after receipt of required shareholder approvals:
(A) MUTUAL CONSENT. By the mutual consent of USBN and Bancwest, if the Board of Directors of each so determines by vote of a majority of the members of its entire board.
(B) BREACH. By USBN or Bancwest, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of (A) a material breach by the other Party of any representation or warranty contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach, or (B) a breach by the other party of any of the material covenants or agreements contained, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach.
(C) DELAY. By USBN or Bancwest in the event the Merger is not consummated by June 30, 1999, unless the failure of the consummation of the transactions to occur shall be due to the failure of the Party seeking to terminate this Merger Agreement to perform its obligations hereunder in a timely manner; provided, however, that USBN may not terminate the Merger Agreement pursuant to this Section 7.1(C), if such delay results solely from (a) amendments to the Registration Statement or a resolicitation of proxies as a consequence of a USBN Transaction, or any other acquisition or sale transaction, or any offering of securities, in which USBN is involved, or (b) a change in the method of acquisition pursuant to Section 2.7; and provided, further, that a party may not terminate the Merger Agreement pursuant to this Section 7.1(C) if it is in material breach of any of the provisions of the Merger Agreement.

(D) NO SHAREHOLDER APPROVAL. By USBN or Bancwest, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event that the shareholder approvals contemplated by Section 6.1 are not obtained at the Meetings, including any adjournment or adjournments the Meetings.

(E) AVERAGE CLOSING PRICE BELOW $12.50. By Bancwest, on or before the fifth day after the end of the trading period used to determine the Average Closing Price, if the Average Closing Price, subject to adjustment as provided in Section 2.5 hereof, is less than $12.50 and USBN, in its sole discretion, does not elect by written notice to Bancwest prior to such fifth day to increase the Exchange Ratio (as so increased, the "Adjusted Exchange Ratio") so that the Average Closing Price multiplied by the Adjusted Exchange Ratio equals the product of the Exchange Ratio multiplied by $12.50.

(F) FIDUCIARY DUTIES. By Bancwest, if its Board of Directors, after receiving advice of counsel, determines in its good faith that it is required to do so in order to discharge its fiduciary duties, shall withdraw or modify or resolve to withdraw or modify its recommendation that the shareholders vote in favor of the Merger.
7.2  CONSEQUENCES OF TERMINATION.
(A) GENERAL CONSEQUENCES. Subject to Section 7.3 and Section 8.5, in the event of the termination or abandonment of this Plan pursuant to the provisions of Section 7.1, this Plan shall become void and have no force or effect, without any liability on the part of the Parties or any of their respective directors or officers or shareholders with respect to this Plan.
(B) ENFORCEMENT PROCEEDINGS. In any action or proceeding in connection with the enforcement of this Plan, the prevailing party will be entitled to reasonable attorneys' fees and expenses.

7.3 TERMINATION FEE. The parties hereby acknowledge that, in negotiating and executing this Plan and in taking the steps necessary or appropriate to effect the transaction contemplated hereby, USBN and Bancwest have each incurred and will incur direct and indirect monetary and other costs (including without limitation attorneys' fees and costs of their respective employee and management time) and will forego discussions with respect to other potential transactions.
(A) To compensate USBN for such costs and to induce it to forego initiating discussions regarding other transactions and as liquidated damages, if (i) this Plan terminates because Bancwest does not use its best efforts to consummate the transactions contemplated by this Plan in accordance with the terms of this Plan (unless a condition set forth in Section 6.1 or Section 6.3 is not satisfied and such nonsatisfaction has not been the result of the failure of Bancwest to use its best efforts to consummate this Plan in accordance with the terms of this Plan), or (ii) Bancwest terminates this Plan for any reason other than the grounds for termination set out in Section 7.1(A), 7.1(B), or 7.1(C), then Bancwest shall be obligated to pay USBN on demand (and in no event more than three days after such demand) in immediately available funds $500,000. It is further understood and agreed that the fee payable under this Section shall be due and owing even though the event or condition which caused the fee to be payable was the result (in part or in whole) of the directors of Bancwest complying with their fiduciary duties.

(B) To compensate Bancwest for such costs and to induce it to forego initiating discussions regarding other transactions and as liquidated damages, if (i) this Plan terminates because USBN does not use its best efforts to consummate the transactions contemplated by this Plan in accordance with the terms of this Plan (unless a condition set forth in Section 6.1 or 6.2 is not satisfied and such nonsatisfaction has not been the result of the failure of USBN to use its best efforts to consummate this Plan in accordance to the terms of this Plan), or (ii) USBN terminates this Plan for any reason other than the grounds for termination set out in Section 7.1(A), 7.1(B), or 7.1(C), then USBN shall be obligated to pay Bancwest on demand (and in no event more than three days after such demand) in immediately available funds $500,000.

                        VIII.  OTHER MATTERS
8.1 SURVIVAL. Only those agreements and covenants in this Plan that by their express terms apply in whole or in part after the Effective Date shall survive the Effective Date. All other representations, warranties, and covenants shall be deemed only to be conditions of the Merger and shall not survive the Effective Date. If the Merger is abandoned and this Plan is terminated, the provisions of Article VII shall apply and the agreements of the Parties in Sections 7.3, 8.5 and 8.6 shall survive such abandonment and termination.
8.2 WAIVER; AMENDMENT. Prior to the Effective Date, any provision of this Plan may be (A) waived in writing by the Party benefited by the provision, or (B) amended or modified at any time (including the structure of the transactions contemplated by this Plan) by an agreement in writing among the Parties approved by their respective Boards of Directors and executed in the same manner as this Plan, except that, after the vote by the shareholders of Bancwest and USBN, the consideration to be received by the shareholders of Bancwest for each share of Bancwest Common Stock shall not thereby be altered. Nothing contained in this Section 8.2 is intended to modify USBN's rights pursuant to Section 2.7.

8.3 COUNTERPARTS. This Plan may be executed in one or more facsimile counterparts, each of which shall be deemed to constitute an original. This Plan shall become effective when one counterpart has been signed by each Party.
8.4   GOVERNING  LAW.   This  Plan  shall  be  governed  by,  and
interpreted in accordance with, the laws of the State of Washington, except as federal law may be applicable.
8.5 EXPENSES. Each Party will bear all expenses incurred by it in connection with this Plan and the transactions contemplated by this Plan, except printing expenses which shall be shared equally between Bancwest and USBN. In the event of termination of this Plan pursuant to Section 7.1(A) or 7.1(D) or if Bancwest does not consummate the Merger because one or more of the conditions set forth in Section 6.3(A), 6.3(B) or 6.3(C) has not been satisfied, Bancwest and USBN will share equally the expenses incurred by Bancwest in obtaining audited financial statements for the purposes of the Merger.
8.6 CONFIDENTIALITY. Except as otherwise provided in Section 5.6(B), each of the Parties and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed.
8.7 NOTICES. All notices, requests and other communications hereunder to a "Party" shall be in writing and shall be deemed to have been duly given when delivered by hand, telegram, certified or registered mail, overnight courier, telecopy or telex
(confirmed in writing) to such Party at its address set forth below or such other address as such Party may specify by notice to the Parties.

If to USBN, to:

United Security Bancorporation
N. 9506 Newport Hwy
Spokane, WA 99218
Attn: William D. Dashiell and Richard C. Emery

Copies to:

Stephen M. Klein
Graham & Dunn, P.C.
1420 Fifth Avenue, 33rd Floor
Seattle, WA  98101

If to Bancwest or Bank of the West, to:
BANCWEST FINANCIAL CORPORATION
P.O. Box 1597
Walla Walla, WA  99362
Attn:  Wes Colley

Copies to:
Glen P. Garrison
Keller Rohrback, L.L.P.
Suite 3200
1201 Third Avenue
Seattle, WA   98101-3052

8.8 ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Plan and the Stock Option Agreement represents the entire understanding of the Parties with reference to transactions contemplated by this Plan and the Stock Option Agreement and supersede any and all other oral or written agreements previously made. Nothing in this Plan, expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Plan or the Stock Option Agreement.

8.9 BENEFIT PLANS. From and after the Effective Date, employees of Bancwest and its Subsidiaries shall be entitled to participate in the Employee Stock Ownership Plan, employee benefit and similar plans (including stock option, bonus or other incentive plans) of the Continuing Corporation and its Subsidiaries so that employees of Bancwest and its Subsidiaries shall, following the Merger, receive total compensation substantially comparable to that received immediately prior to the Merger. For the purpose of determining eligibility to participate in such plans and the vesting of benefits under any USBN plans (but not for the accrual of benefits), USBN shall give effect to years of service with Bancwest or Bancwest's Subsidiaries, as the case may be, as if such service were with USBN or its Subsidiaries. Employees of Bancwest and its Subsidiaries will be entitled to carry over unused vacation days and sick leave accrued as of the Effective Date. Upon consummation of the Merger, all employees of Bancwest and its Subsidiaries shall be deemed to be at-will employees of USBN and its Subsidiaries, except for Wes Colley, who is party to the Employment Agreement, and any other employees who enter into written employment agreements with USBN or its Subsidiaries.

8.10  HEADINGS.   The headings contained in  this  Plan  are  for
reference purposes only and are not part of this Plan.
      IN WITNESS WHEREOF, the Parties have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.
UNITED SECURITY FINANCIAL CORPORATION



By: /s/ William C. Dashiell
      William C. Dashiell
      Its Chairman


By: /s/ Richard C. Emery
      Richard C. Emery
      Its President and Chief Executive Officer


BANCWEST BANCORPORATION



By: Wes Colley
      Wes Colley
      Its President and Chairman

BANK OF THE WEST



By: /s/ Wes Colley
      Wes Colley
      Its President and Chief Executive Officer